Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. B-1 to the Registration Statement on Form S-3 of our report dated February 21, 2002 relating to the consolidated financial statements of NRG Energy, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which appears in NRG Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 26, 2002